Exhibit 99.1

Conn’s, Inc. Reports Net Sales Results for the Quarter Ended January 31, 2010

BEAUMONT, Texas--(BUSINESS WIRE)--February 9, 2010--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its net sales results for the quarter ended January 31, 2010.

Net sales for the quarter ended January 31, 2010, of $171.0 million, decreased $74.5 million, or 30.3%, after achieving a 22.3% increase in the same quarter of the prior fiscal year. Net sales represent total product sales, repair service agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 31.7% for the quarter ended January 31, 2010, compared to a 12.5% increase in same store sales in the fourth quarter of the prior fiscal year. The sales comparisons were impacted by:

  more challenging economic conditions in the Company’s markets during the quarter, as compared to the same quarter in the prior year, the benefit achieved during the fourth quarter of the prior fiscal year as a result of the decline in performance of Circuit City, tightened credit underwriting standards implemented by the Company since the quarter ended January 31, 2009, and the sales benefit experienced in the fourth quarter of the prior fiscal year, as a result of the impact of the hurricanes in September 2008.

The Company improved its product gross margins to approximately 20% for the quarter ended January 31, 2010, as compared to the 18.5% experienced in the quarter ended October 31, 2009. Total revenues for the quarter, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for March 25, 2010. The following table presents the makeup and changes in net sales for the quarter:

	Quarter ended January 31,
	2010	% of Total	2009	% of Total	Change	% Change
	(dollars in thousands)
Consumer electronics	$67,620	39.6%	$109,887	44.8%	$(42,267)	-38.5%
Home appliances	41,020	24.0%	52,295	21.3%	(11,275)	-21.6%
Track	31,492	18.4%	40,883	16.7%	(9,391)	-23.0%
Furniture and mattresses	14,917	8.7%	20,133	8.2%	(5,216)	-25.9%
Other	3,682	2.1%	5,127	2.1%	(1,445)	-28.2%
Total product sales	158,731	92.8%	228,325	93.1%	(69,594)	-30.5%

Repair service agreement commissions	7,304	4.3%	11,771	4.8%	(4,467)	-37.9%
Service revenues	4,920	2.9%	5,312	2.1%	(392)	-7.4%
Total net sales	$170,955	100.0%	$245,408	100.0%	$(74,453)	-30.3%

The following is a summary of the key items impacting net sales during the quarter:

  The consumer electronics category sales declined as a result of an 18.7% drop in unit sales of flat-panel televisions, compared to a 43.6% increase in unit sales in the fourth quarter of the prior fiscal year, and declines in average selling prices. The unit sales decline was impacted by the timing of the Super Bowl, which occurred on February 1st last year and benefited television sales in the quarter ended January 31, 2009,
  The home appliance category sales declined during the quarter on lower unit sales in all appliance categories, though average selling prices increased slightly,
  Track sales declined despite increased unit sales of laptop and desktop computers and the introduction of netbooks, which were offset by declines in the average selling prices of computers and declines in sales of other small electronic and appliance products,
  The decline in furniture and mattresses sales, compared to the 28.5% increase in the same quarter of the prior fiscal year, was driven by the slower economic conditions in the Company’s markets,
  The decrease in other product sales was due primarily to lower deliveries, consistent with the declines in the product categories,
  The decline in repair service agreement commissions was driven largely by the decline in product sales. Additionally, increased cancellations of these agreements as a result of higher credit charge-offs reduced repair service agreement commissions, and
  Sales from four stores opened since November 1, 2008, including its new Pasadena, Texas, store opened in November 2009, reduced by the closures of the San Antonio and Baytown, Texas, clearance centers, partially offset the decrease in Total net sales.

Net sales for the fiscal year ended January 31, 2010, were $722.8 million, a decrease of $82.3 million, or 10.2%, as compared with the fiscal year ended January 31, 2009. Same store sales decreased 13.8% for the fiscal year ended January 31, 2010.

The Company will host a conference call and audio webcast on Thursday, March 25, 2010, at 10:00AM, CDT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company’s ability to offer flexible financing programs; the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the ability of the Company and the QSPE to maintain compliance with the covenants in their financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants; the ability of the financial institutions providing lending facilities to the Company or the QSPE to fund their commitments; the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s or the QSPE’s financing providers; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; the outcome of litigation or government investigations; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 26, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Michael J. Poppe, 409-832-1696 ext. 3294
Chief Financial Officer